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                                                                    Exhibit 21.1

                         SUBSIDIARIES OF THE REGISTRANTS

                    Subsidiaries of Precise Technology, Inc.

Precise Technology of Delaware, Inc. (Delaware)

Precise Technology of Illinois, Inc. (Delaware)

Precise TMP, Inc. (Virginia)

     --  Precise Polestar, Inc. (Virginia)

     --  Massie Tool, Mold & Die, Inc. (Florida)